SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                       THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. __)

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              240.14a-12

                                   Foxby Corp.
      --------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
      ---------------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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                                   FOXBY CORP.
                          11 Hanover Square, 12th Floor
                               New York, NY 10054


                                                    August 19, 2004


                               - IMPORTANT NEWS -

Dear Fellow Foxby Stockholder:

     I am writing to update you regarding several extremely important matters regarding this year's annual meeting of stockholders to be held on September 7, 2004. A short term dissident stockholder, Richard Shaker, has prepared material to start a proxy fight with Foxby Corp.

     Stockholders should be aware of several key points:

o Foxby's net asset value performance this year to date has been excellent, and has exceeded that of the NASDAQ Composite Index by 5.14 percentage points. For more information about Foxby, please go to our web site www.foxbycorp.com.

o Shaker has a history of state securities law violations, and appears to be engaging in further violations in order to seize control of the Fund.

o Shaker has nominated Phillip Goldstein, a hedge fund operator with a long and unattractive history of waging expensive and disruptive proxy contests for his short-term gain. Shaker's other two nominees are cohorts of Goldstein and one of them, Andrew Dakos, has appeared with him on at least six dissident slates over the past four years. In fact, Goldstein has waged eighteen anti- management campaigns against fifteen closed-end funds or corporations since 1999.

o Shaker is trying to liquidate your Fund for his short term gains we believe, and to the loss of many of the Fund's long term investors.


     WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED WHITE PROXY CARD TODAY. Your Board of Directors believes that the ultimate purpose of Shaker and Goldstein is fundamentally inconsistent with the best interests of stockholders of the Fund. Therefore, the Board of Directors of the Fund strongly urges you NOT to sign any green proxy card you may receive on behalf of Shaker and Goldstein.

     We urge you not to sign any green proxy card - whether out of disgust with Shaker and Goldstein and their tactics or any other reason. Signing the green card will invalidate your vote for your Fund's independent and highly qualified nominees. If you previously have signed your white proxy card, you do not need to sign another proxy card. By signing the white proxy card, you have given the Fund's designated proxy holders' discretionary authority to vote on matters that properly come before the meeting, and although the Fund's Bylaws do not permit consideration of his nominees or proposal, if the liquidation proposal is properly brought before the meeting, the proxies intend to vote against it.

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                           Who is Richard Shaker . . .
                and why is he a liability for Foxby stockholders

     It appears to us that Shaker is just the newest member of the Goldstein gang reiterating Goldstein's tired old refrain. Do not be misled by Shaker's amateurish, poorly written and self-serving proxy materials. Foxby Corp. is in full compliance with all Securities and Exchange Commission regulations and all Maryland General Corporate Law requirements. Shaker's record may not be so clean, however.

     As a registered investment advisor, Shaker has run afoul of the Maryland Securities Act by being in violation of Sections 11-401 and 11-501 of the Maryland Securities Law. For these violations, Shaker was fined for his actions and barred from taking on new business until he came into compliance with the law.

     Shaker's trading practices are also very questionable. In August 2004, Shaker filed materials disclosing his Foxby share trading that should have been filed in November 2003! Although the Securities and Exchange Commission has not yet pursued any action against Shaker, a violation of the Sarbanes- Oxley Act is a serious matter, as are the other similar violations of this same law shown in other information that has recently been disclosed.

     What reveals Shaker's operational mode best, however, is his recently disclosed pattern of trading in and out of the Fund's shares, while apparently an "insider" due to his greater than 10% share block.

     Do not let Shaker's short sighted, unbridled pursuit of profit for himself, not you, ensnare your Fund in expensive and protracted legal battles. You have the opportunity now to send a clear and unequivocal message to Shaker and his hand picked nominees: "Go away and ply your questionable practices somewhere else." As for Shaker's understanding of securities law, we note that his lack of experience or attention to detail or both, led him to incorrectly file his preliminary proxy material as definitive proxy material, and engage in other apparently "confused" and late filings.

                       Shaker's Unqualified Nominees . . .
               A Brief History of the Leader of the Goldstein Gang

     Within the last six years, Goldstein has been involved in numerous lawsuits while attempting to seize control of closed-end funds. In each instance the arguments are always the same, convert a closed- end fund to an open-ended fund and magically reap the reward of the discount from NAV. Make no mistake, Goldstein is a professional dissident who, along with a small group of his cronies, purchase shares in closed-end funds at a discount and then take an activist position in order to cash out, causing long-term shareholders to deal with the havoc and huge legal expenses they leave behind. These dissident nominees and their proposal are self-serving, expensive, disruptive and not in the best interest to all stockholders, especially long term stockholders.

     A closer look at one of Goldstein's earlier capers is particularly revealing. On November 4, 1999, Goldstein filed proxy material against The Mexico Equity and Income Fund. In his materials, he stated that "If elected, my number one priority will be to promptly eliminate the discount from NAV. Among the measures I will urge the Board to consider and implement are converting the fund from a closed-end fund [to an open-end fund], conducting a self tender offer at NAV, and liquidating the Fund."

     Goldstein must have had a change of heart. Now, four years later, after agitating, suing and at one time, being the only board member of The Mexico Equity and Income Fund, the fund has not been liquidated, remains a closed-end

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fund and has traded at a 14.10% average discount from NAV this year through July
(Source: Morningstar). Goldstein has since installed all the usual suspects as directors: Rageiv Das, Andrew Dokas, and two other long time operatives who have appeared as nominees on numerous Goldstein dissident slates. Now controlled by Goldstein, The Mexico Equity and Income Fund also continues to maintain a staggered board. In addition the Goldstein Gang has long since disposed of the shares they originally used to seize control of that fund.

     Perhaps Goldstein is aware of his own unfounded claims. The facts are that attempting to open-end a closed-end fund can have a serious negative impact, such as increased expenses, and lower overall returns.

     Do not be misled by the Goldstein Gang - their policies and actions ultimately benefit only themselves and short-tem market speculators and arbitrageurs at the expense of long-term investors.

                          Foxby Corp. - Moving Forward

o Foxby's superior net asset value performance this year to date, 5.14 percentage points above the NASDAQ Composite Index, is due to the careful long term portfolio strategy approved by Fund shareholders just last fall.

o Information about Foxby including net asset values, shareholder reports, and interim portfolio information, is now available on the substantially upgraded web site www.foxbycorp.com.

o Management and affiliates of the Fund currently own approximately 7.9% of the Fund's shares - a strong signal of its commitment to the Fund's investment strategy, as well as its confidence in the Board and the Fund over the long term.

     Again, we urge you to VOTE ON THE WHITE PROXY CARD for all three of Foxby's nominees for the Board of Directors. It is very important that your shares be represented at the Annual Meeting even if you cannot attend the meeting and vote your shares in person.

     We urge you to sign, date and return the enclosed WHITE proxy card today!


                                                  Sincerely,

                                                  /s/ Thomas B. Winmill

                                                  Thomas B. Winmill
                                                  President

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                             YOUR VOTE IS IMPORTANT

Your Board of Directors urges you to DISCARD any GREEN proxy card sent to you by Shaker on behalf of Goldstein. Do not vote on the GREEN proxy card to WITHHOLD AUTHORITY or against the proposal to liquidate because it will not be a vote for Foxby's nominees. TO VOTE FOR FOXBY'S NOMINEES, YOU MUST SIGN THE ENCLOSED WHITE PROXY CARD.

     If you previously voted on a green proxy card but now wish to support your Fund's nominees, please sign, date and mail the enclosed WHITE proxy card in the postage-paid envelope provided as soon as possible. Only your latest dated proxy will determine how your shares will be voted at the meeting.

     If your shares are held through a bank, broker or other nominee, please contact the party responsible for your account and direct them to vote your shares for your Fund's nominees on the WHITE proxy card.

                             For Further Assistance

     If you have questions or need assistance in voting your shares, please call N.S. Taylor & Associates, Inc., who is assisting the Fund with this matter. They can be reached toll-free at 1-866-470-3500.

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